Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Cypress Energy Partners, L.P. for the registration of common units and to the incorporation by reference therein of our report dated March 18, 2019 with respect to the consolidated financial statements of Cypress Energy Partners, L.P. included in its Annual Report on Form 10-K for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young, LLP

Tulsa, Oklahoma

March 18, 2019